Ambac Certificate Guaranty Insurance Policy	Ambac Assurance Corporation One State Street Plaza, 15th Floor New York, New York 10004 Telephone: (212) 668-0340

Insured Obligations: IndyMac Home Equity Mortgage Loan Asset-Backed Trust 2006-H2 Mortgage Loan Asset-Backed Certificates, Series 2006-H2 Class A Notes	Policy Number: AB1006BE Premium: As specified in the endorsement attached hereto and made a part hereof.

Ambac Assurance Corporation (Ambac), a Wisconsin stock insurance corporation, in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees unconditionally and irrevocably to pay to the Trustee for the benefit of the Holders of the Insured Obligations, that portion of the Insured Amounts which shall become Due for the Payment but shall be unpaid by reason of Nonpayment.

Ambac will make such payments to the Trustee from its own funds on the later of (a) one (1) Business Day following notification to Ambac of Nonpayment or (b) the Business Day on which the Insured Amounts are Due for Payment. Such payment of principal or interest shall be made only upon presentation of an instrument of assignment in form and substance satisfactory to Ambac, transferring to Ambac all rights under such Insured Obligations to receive the principal of and interest on the Insured Obligation. Ambac shall be subrogated to all the Holders' rights to payment on the Insured Obligations to the extent of the insurance disbursements so made. Once payments of the Insured Amounts have been made to the Trustee, Ambac shall have no further obligation hereunder in respect of such Insured Amounts.

In the event the Trustee for the Insured Obligations has notice that payment of principal or interest on an Insured Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Trustee has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery, if sufficient funds are not otherwise available.

The Policy is noncancelable by Ambac for any reasons including failure to receive payment of any premium due hereunder. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment, including failure of the Trustee to make any payment due Holders of Insured Amounts.

To the fullest extent permitted by applicable law, Ambac hereby waives and agrees not to assert any and all rights and defenses, to the extent such rights and defenses may be available to Ambac, to avoid payment of its obligations under this Policy in accordance with the express provisions hereof.

Any capitalized terms not defined herein shall have the meaning given such terms in the endorsement attached hereto or in the Agreement.

In witness whereof, Ambac has caused this Policy to be affixed with its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as their original signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ __________________________________________ President	/s/ __________________________________________ Secretary
Effective Date: June 27, 2006	/s/ __________________________________________ Authorized Representatives

FINANCIAL GUARANTY INSURANCE POLICY ENDORSEMENT

Attached to and forming part of Financial Guaranty Insurance Policy No. AB1006BE issued to:	Effective Date of Endorsement: June 27, 2006

Deutsche Bank National Trust Company
as Indenture Trustee for the Holders of
IndyMac Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H2

                    For all purposes of the Policy, the following terms shall have the following meanings:

                    “Affiliate” shall mean with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

                    “Agreements” shall mean the Indenture and the Sale and Servicing Agreement.

                    “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the state of New York or the state of California or the city in which the Corporate Trust Office or the office of the Insurer is located are required or authorized by law or executive order to be closed.

                    “Class A Notes” shall mean any one of the IndyMac Home Equity Mortgage Loan Asset-Backed Notes, Series 2006-H2, substantially in the form set forth as Exhibit A-1 to the Indenture.

                    “Deficiency Amount” shall mean for any Payment Date, an amount equal to the sum of (1) the Interest Payment Amount on the Class A Notes (excluding any Relief Act Shortfalls and Prepayment Interest Shortfalls, on the Mortgage Loans during the related Collection Period) for such Payment Date at the Note Rate for that Payment Date exceeds the amount on deposit in the Payment Account available for interest distributions on the Class A Notes on such Payment Date, and (2) (i) with respect to any Payment Date other than the Final Scheduled Payment Date, the amount, if any, by which the Note Principal Amount of the Class A Notes following the distribution of Net Available Funds on such Payment Date exceeds the Invested Amount on the last day of the related Collection Period and (ii) with respect to the Final Scheduled Payment Date, the aggregate Note Principal Amount of the Class A Notes (after giving effect to all distributions to be made thereon on such Payment Date). Notwithstanding anything to the contrary contained herein, the aggregate Deficiency Amount described above which may be paid under the Policy shall not exceed the Maximum Insured Amount.

                    “Due for Payment” shall mean, (i) with respect to an Insured Amount, the Payment Date on which Insured Amounts are due and payable pursuant to the terms of the Agreements and (ii) with respect to a Preference Amount, the Business Day on which the documentation required by the Insurer has been received by the Insurer.

                    “Final Scheduled Payment Date” shall mean the Payment Date occurring in June 2036.

                    “First Payment Date” shall mean July 28, 2006.

                    “Holder” shall mean the registered owner or beneficial owner of a Class A Note, other than the Depositor, the Seller, the Servicer or the Indenture Trustee or any of their Affiliates.

                    “Indenture” shall mean, for purposes of the Policy, the Indenture, dated as of June 19, 2006, among Indymac Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H2, as Issuer and Deutsche Bank National Trust Company as the Indenture Trustee as amended, modified or supplemented from time to time.

                    “Indenture Trustee” shall mean Deutsche Bank National Trust Company, or its successor-in-interest, in its capacity as Indenture Trustee under the Agreements, or if any successor trustee shall be appointed as provided therein, then “Indenture Trustee” shall also mean such successor trustee, subject to the provisions thereof.

                    “Insurance Agreement” shall mean the Insurance and Indemnity Agreement, dated as of June 27, 2006, among IndyMac MBS, Inc., as the Depositor, IndyMac Bank, F.S.B., as the Seller and the Servicer, and Deutsche Bank National Trust Company, as Indenture Trustee, and the Insurer, as such agreement may be amended, modified or supplemented from time to time.

                    “Insured Amount” shall mean, with respect to any Payment Date, the Deficiency Amount for such Payment Date.

                    “Insured Payments” shall mean, with respect to any Payment Date, the aggregate amount actually paid by the Insurer to, or at the direction of, the Indenture Trustee in respect of (i) Insured Amounts for a Payment Date and (ii) Preference Amounts for any given Business Day.

                    “Insurer” shall mean Ambac Assurance Corporation, or any successor thereto, as issuer of the Policy.

                    “Late Payment Rate” shall mean for any Payment Date, the lesser of (i) the greater of (a) the rate of interest, as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2% and (b) the then applicable highest rate of interest on the Class A Notes and (ii) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

                    “Maximum Insured Amount” shall mean $486,654,000 in respect of principal, plus interest thereon calculated at the Note Rate for the Class A Notes.

                    “Nonpayment” shall mean, with respect to any Payment Date, an Insured Amount is Due for Payment but has not been paid pursuant to the Agreement.

                    “Notice” shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A to the Policy, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the Insured Amount or Preference Amount which shall be due and owing on the applicable Payment Date or the date contemplated herein with respect to Preference Amounts.

                    “Payment Date” shall mean the 28th day of each month (or if such day is not a Business Day the next Business Day immediately following) beginning with the First Payment Date.

                    “Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

                    “Policy” shall mean the Financial Guaranty Insurance Policy No. AB1006BE together with each and every endorsement hereto.

                    “Preference Amount” shall mean any payment of principal or interest previously distributed to a Holder on a Class A Note, which would have been covered under the Policy as an Insured Amount, which has been deemed a preferential transfer and was previously recovered from its owner pursuant to the United States Bankruptcy Code in accordance with a final, non-appealable order of a court of competent jurisdiction.

                    “Reimbursement Amount” shall mean, as to any Payment Date, the sum of (x) (i) all Insured Payments paid by the Insurer, but for which the Insurer has not been reimbursed prior to such Payment Date pursuant to the Agreements, plus (ii) interest accrued on such Insured Payments not previously repaid, calculated at the Late Payment Rate from the date the Indenture Trustee received the related Insured Payments, and (y) without duplication (i) any amounts then due and owing to the Insurer under the Insurance Agreement, as certified to the Indenture Trustee by the Insurer plus (ii) interest on such amounts at the Late Payment Rate.

                    “Relief Act Shortfalls” shall mean interest shortfalls resulting from the application of the Servicemembers Civil Relief Act, as amended, or any similar state law.

                    “Sale and Servicing Agreement” shall mean the Sale and Servicing Agreement, dated as of June 19, 2006 by and among IndyMac Bank, F.S.B., as Seller and Servicer, IndyMac MBS, Inc., as Depositor, and Deutsche Bank National Trust Company, as Indenture Trustee, as amended, modified or supplemented from time to time.

                    Capitalized terms used herein as defined terms and not otherwise defined herein shall have the meaning assigned to them in the Insurance Agreement and the Agreements, without regard to any amendment or modification thereof, unless such amendment or modification has been approved in writing by the Insurer.

                    Notwithstanding any other provision of the Policy, the Insurer will pay any Insured Amount payable hereunder no later than 12:00 noon, New York City time, on the later of (i) the second Business Day following receipt in New York, New York on a Business Day by the Insurer of a Notice at the address and in the manner provided in Section 6.02 of the Insurance Agreement and (ii) the Payment Date on which the related Insured Amount is Due for Payment; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it shall be deemed to be received on the following Business Day. If any such Notice is not in proper form or is otherwise insufficient for the purpose of making a claim under the Policy, it shall be deemed not to have been received for purposes of this paragraph, and the Insurer shall promptly so advise the Indenture Trustee and the Indenture Trustee may submit an amended or corrected Notice.

                    If such an amended or corrected Notice is in proper form and is otherwise sufficient for the purpose of making a claim under the Policy, it will be deemed to have been timely received on the business day of such resubmission, provided, that if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received before 12:00 noon on the following Business Day.

                    The Insurer’s obligations under the Policy with respect to Insured Amounts will be discharged to the extent funds are transferred to the Indenture Trustee as provided in the Policy, whether or not the funds are properly applied by the Indenture Trustee.

                    The Insurer will pay any Preference Amount when due to be paid pursuant to the Order (as defined below), but in any event no earlier than the third Business Day following receipt by the Insurer of (i) a certified copy of a final, non-appealable order of a court or other body exercising jurisdiction in an insolvency proceeding to the effect that the Indenture Trustee, or Holder, as applicable, is required to return such Preference Amount paid during the term of the Policy because such payments were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Indenture Trustee and/or Holder, as applicable (the “Order”), (ii) an opinion of counsel satisfactory to the Insurer, stating that such Order has been entered and is final and not subject to any stay, (iii) an assignment, in form and substance reasonably satisfactory to the Insurer, duly executed and delivered by the Indenture Trustee or Holder, irrevocably assigning to the Insurer all rights and claims of the Indenture Trustee and/or such Holder relating to or arising under the Agreement or otherwise with respect to such Preference Amount, (iv) appropriate instruments in form satisfactory to the Insurer to effect the appointment of the Insurer as agent for the Indenture Trustee and such Holder in any legal proceeding relating to such Preference Amount and (v) a Notice (in the form attached hereto as Exhibit A) appropriately completed and executed by the Indenture Trustee; provided, that if such documents are received by the Insurer after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day;

provided, further, that the Insurer shall not be obligated to make any payment in respect of any Preference Amount representing a payment of principal on the Class A Notes prior to the time the Insurer would have been required to make a payment in respect of such principal pursuant to the first paragraph of the face of the Policy; provided, further, that any Preference Amount that constitutes interest will be limited to the amount of interest on the outstanding principal amount of the Class A Notes (calculated at the related Note Rate) accrued as of the last day of the applicable interest accrual period and will not, in any event, include any interest on the Class A Notes accrued after such date or any interest on such interest amount. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Indenture Trustee or the Holder directly, unless the Indenture Trustee or the Holder has made a payment of the Preference Amount to the court or such receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the Insurer will pay the Indenture Trustee or the Holder, subject to the delivery of (a) the items referred to in clauses (i), (ii), (iii), (iv) and (v) above to the Insurer and (b) evidence satisfactory to the Insurer that payment has been made to such court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

                    Upon any payment under the Policy, in furtherance and not in limitation of the Insurer’s equitable right of subrogation and the Insurer’s rights under the Insurance Agreement, the Insurer will, to the extent of such payment by the Insurer under the Policy, be subrogated to the rights of any Holder, to receive any and all amounts due in respect of such Class A Notes as to which such payment under the Policy was made, to the extent of any payment by the Insurer under the Policy.

                    The Insurer hereby agrees that if it shall be subrogated to the rights of Holders by virtue of any payment under the Policy, no recovery of such payment will occur unless the full amount of the Holders’ allocable distributions for such Payment Date can be made. In so doing, the Insurer does not waive its rights to seek full payment of all Reimbursement Amounts owed to it under the Insurance Agreement and the Agreements.

                    The Policy does not cover Deferred Interest, Prepayment Interest Shortfalls, Relief Act Shortfalls, default interest, premiums, if any, allocated to or payable in respect of the Class A Notes, nor does the Policy guarantee to the Holders any particular rate of principal payment. In addition, the Policy does not cover shortfalls, if any, attributable to the liability of the Issuer, the Indenture Trustee or any Holder for withholding taxes, if any, (including interest and penalties in respect of any liability for withholding taxes) or any risk other than Nonpayment, including the failure of the Indenture Trustee or any Paying Agent to make any payment required under the Agreements to the Holders.

                    The terms and provisions of the Agreements constitute the instrument of assignment referred to in the second paragraph of the face of the Policy.

                    A premium will be payable on the Policy on each Payment Date as provided in Section 3.02 of the Insurance Agreement, beginning with the First Payment Date, in an amount equal to the Premium Amount. The premium on the Policy is not refundable for any reason, including the payment of any Class A Notes prior to their maturities.

                    IN THE EVENT THAT AMBAC ASSURANCE CORPORATION WERE TO BECOME INSOLVENT, ANY CLAIMS ARISING UNDER THE POLICY WOULD BE EXCLUDED FROM COVERAGE BY THE CALIFORNIA INSURANCE GUARANTY ASSOCIATION.

                    The Policy to which this endorsement is attached and of which it forms a part is hereby amended to provide that there shall be no acceleration payment due under the Policy unless such acceleration is at the sole option of the Insurer.

                    Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

                    To the fullest extent permitted by applicable law, the Insurer hereby waives and agrees not to assert any and all rights and defenses (including but not limited to set-offs, counterclaims, fraud in the inducement or fact or any other circumstances that would have the effect of discharging a surety at law or in equity), to the extent such rights and defenses may be available to the Insurer to avoid payment of its obligations under the Policy in accordance with the express provisions hereof. None of the foregoing waivers shall prejudice any claim the Insurer may have, whether directly or as subrogee of the Class A Noteholders, subsequent to making such payment to the Indenture Trustee in accordance with this Policy.

                    To the extent the provisions of this endorsement conflict with the provisions in the above-mentioned Policy, the provisions of this endorsement shall govern.

                    The Policy and the obligations of the Insurer thereunder will terminate without any action on the part of the Insurer or any other person on the date that is one year and one day following the earlier to occur of (i) the date on which all amounts required to be paid on the Class A Notes have been paid in full and (ii) if any proceedings requisite to avoidance as a Preference Amount have been commenced on or prior to the date specified in clause (i) above, the 30th day after the entry of a final and nonappealable order in resolution or settlement of each such proceeding. Upon termination of the Policy, the Indenture Trustee shall deliver the original of the Policy to the Insurer.

                    No person other than the Indenture Trustee shall be entitled to present the Notice.

                    No waiver of any rights or powers of the Insurer, the Holders or the Indenture Trustee or consent by any of them shall be valid unless signed by an authorized officer or agent thereof.

                    The Policy is issued under and pursuant to, and shall be construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

                    IN WITNESS WHEREOF, Ambac Assurance Corporation has caused this endorsement to the Policy to be signed by its duly authorized officers.

/s/ Kathleen A. Drennen	/s/ Patrick E. McCormick

Assistant Secretary	First Vice President

EXHIBIT A
TO THE FINANCIAL GUARANTY INSURANCE POLICY
Policy No. AB1006BE

NOTICE OF NONPAYMENT AND DEMAND
FOR PAYMENT OF INSURED AMOUNTS

Date: [                    ]

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attention: General Counsel

                    Reference is made to Financial Guaranty Insurance Policy No. AB1006BE (the “Policy”) issued by Ambac Assurance Corporation (“Ambac”). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy and the Sale and Servicing Agreement, dated as of June 19, 2006 (the “Agreement”), between IndyMac Bank, F.S.B., as, the Seller and the Servicer, IndyMac MBS, Inc., as Depositor, and Deutsche Bank National Trust Company, as Indenture Trustee, as the case may be, unless the context otherwise requires.

                    The Indenture Trustee hereby certifies as follows:

1.	The Indenture Trustee is the Indenture Trustee under the Agreement for the Holders.

2.	The relevant Payment Date, in the case of an Insured Amount, is [date].

3.	Payment on the Class A Notes in respect of the Payment Date is due to be received on ___________________ under the Agreement in an amount equal to $_________.

4.	There is an [Insured Amount] [Preference Amount] of $______________ in respect of the Class A Notes, which amount is Due for Payment pursuant to the terms of the Agreement.

5.	The Indenture Trustee has not heretofore made a demand for the Insured Amount in respect of the Payment Date.

6.

The Indenture Trustee hereby requests the payment of the [Insured Amount] [Preference Amount] that is Due For Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:

A-1

______________________________ (Indenture Trustee’s account number).

7.

The Indenture Trustee hereby agrees that, following receipt of the [Insured Amount] [Preference Amount] from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payment on the Class A Notes when due; (b) not apply such funds for any other purpose; (c) deposit such funds to the Insurance Account and not commingle such funds with other funds held by Indenture Trustee and (d) maintain an accurate record of such payments with respect to each certificate and the corresponding claim on the Policy and proceeds thereof.

                    FOR YOUR PROTECTION CALIFORNIA LAW REQUIRES THE FOLLOWING TO APPEAR ON THIS FORM. ANY PERSON WHO KNOWINGLY PRESENTS A FALSE OR FRAUDULENT CLAIM FOR THE PAYMENT OF A LOSS IS GUILTY OF A CRIME AND MAY BE SUBJECT TO FINES AND CONFINEMENT IN STATE PRISON.

By:

Indenture Trustee

Title:

(Officer)

A-2